NOTICE TO MAKER: UPON MATURITY
OR EARLIER ACCELERATION,
A BALLOON PAYMENT OF THE ENTIRE
PRINCIPAL BALANCE OF THIS NOTE,
PLUS ANY THEN ACCRUED BUT UNPAID
INTEREST WILL BE DUE AND PAYABLE.

PROMISSORY NOTE

$150,000.00	Rochester, New York
August 30, 2011

FOR VALUE RECEIVED, the undersigned, DOCUMENT SECURITY SYSTEMS, INC., a corporation formed under the laws of the State of New York with offices at 28 East Main Street, Rochester, New York 14614 (hereinafter referred to collectively as “Maker”) hereby promise to pay to  the order of BZDICK PROPERTIES, LLC, a New York limited liability company (together with any successor holder of this Note, “Payee”) at its office at 935 Raccoon Run, Victor, New York 14564, or such other address as designated in writing by the holder of this Note, the principal sum of ONE HUNDRED FIFTY THOUSAND AND 00/100 ($150,000.00) DOLLARS, to be paid in monthly installments of interest only on the unpaid principal balance computed from the date hereof at the rate of nine and 50/100 (9.50%) percent per annum, commencing on October 1, 2011 and continuing on the first (1st) day of each and every month thereafter until March 31, 2012 (the “Maturity Date”), when the balance of principal and accrued interest shall be due and payable.

The full outstanding principal balance of this Note, plus accrued interest and all other sums secured by the Guaranty (as hereinafter defined) shall also be due and payable upon any prepayment of this Note permitted hereunder, upon the acceleration of the loan evidenced by this Note as a result of an Event of Default (as hereinafter defined), and upon any other event, condition or occurrence which entitles Payee to full repayment of this Note under the terms of any other documents now or hereafter executed in favor of Payee which wholly or partially secure payment of this Note (collectively, with the Guaranty, the “Loan Documents”).  All of the terms, covenants and conditions contained in the other Loan Documents are hereby made a part of this Note.

The following provisions shall govern this Note:

1.           All interest payable hereunder shall be computed and based upon a 360-day year consisting of twelve (12) months of thirty (30) days each.

2.           If Maker fails to either make any payment when such payment is due or deliver the Guaranty to Payee within fourteen (14) business days from the date hereof then Maker shall be in default of this Note (an “Event of Default”). After the occurrence of an Event of Default interest shall be due at the Default Rate (as hereinafter defined).

3.           This Note is to be secured by a certain unconditional and unlimited guaranty from Premier Packaging Corporation, a corporation formed under the laws of the State of New York, with its principal office located 6 Framark Drive, Victor, New York 14564, in favor of Payee (the “Guaranty”).

4.           Upon the occurrence of an Event of Default, then at the option of Payee, the entire unpaid balance of principal, together with all accrued interest thereon, and all other payments required under this Note and the Loan Documents, shall at such time or at any time thereafter as Payee may elect, regardless of the Maturity Date of this Note, become immediately due and payable.

5.           During the time that any Event of Default exists beyond any applicable cure period, interest shall accrue and be due and payable on the outstanding principal of this Note at a rate per annum equal to the lesser of twenty-four and 00/100 percent (24.00%) or the greatest amount allowed by law (the “Default Rate”), provided, however, that at no time shall Maker be obligated or required to pay interest on the Principal balance due hereunder at a rate which could subject Payee to either civil or criminal liability as a result of being in excess of the maximum interest rate which Maker is permitted by applicable law to contract or agree to pay.  If by the terms of this Note, Maker is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of such maximum rate, the interest hereunder shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be retained by Payee as additional cash collateral for the debt evidenced by this Note.

6.           This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Payee, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, wavier, extension, change, discharge or termination is sought.

7.           If Maker consists of more than one person or party, the obligations and liabilities of each such person or party shall be joint and several.

8.           Whenever used, the singular number shall include the plural, the plural the singular and the words “Payee” and “Maker” shall include their respective successors, assigns, heirs, executors and administrators.

9.           If an Event of Default occurs, Maker promises to pay all costs of collection and other costs incurred by Payee as a result thereof, including, but not limited to, reasonable attorneys' fees incurred by Payee, whether or not suit is filed hereon.

10.           IN THE EVENT OF LITIGATION BETWEEN THE PAYEE AND THE MAKER OVER ANY MATTER CONNECTED WITH THIS NOTE OR RESULTING FROM TRANSACTIONS HEREUNDER, THE RIGHT TO A TRIAL BY JURY IS HEREBY WAIVED BY THE MAKER.

11.           This Note shall be governed and construed in accordance with the internal laws of the State of New York, without giving effect to New York’s principles of conflicts of laws, except those contained in Section 5-1401 of the New York General Obligations Law.

12.           If this Note is not paid in full when it becomes due, the Maker agrees to pay all costs and expenses of collection, including, without limitation, reasonable attorney’s fees, which costs and expenses shall be added to the indebtedness secured by the Guaranty.

13.           In enforcing its rights under this Note or the Loan Documents, the holder hereof shall have the right and option to pursue its remedies with respect to this Note or to enforce the provisions of the Loan Documents, or any combination thereof, either simultaneously or in such order as the holder hereof shall deem in the holder’s interest.

14.           Neither the failure of the holder of this Note to exercise any of the rights, powers or privileges expressly or impliedly created or existing under this Note or otherwise, nor any assent, express or implied, to the nonperformance or nonpayment of any obligation or liability of the Maker created or existing under this Note or otherwise, shall at any time or under any circumstance, constitute or be construed to be a waiver of the same or other right, power or privilege of the holder nor as an assent by the holder to the nonperformance or nonpayment of the same or any other obligation or liability of the Maker, nor shall any estoppel be effected thereby against the holder of this Note, unless such waiver or assent is in writing and executed by the holder of this Note.

15.           The Maker and all others who may become liable for the payment of all or any part of the debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest and notice of protest and non-payment.  No release of any security for the payment of this Note or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provisions of this Note or any of the Loan Documents made by agreement between Payee and any other person or party shall release, discharge, modify, change or affect the liability of Maker under this Note or the Loan Documents.

16.           To the extent that Maker makes a payment or Payee receives any payment or proceeds for Maker’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under the United States Bankruptcy Code or any other bankruptcy law, common law or equitable court then, to such extent the obligations of Maker hereunder intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Payee.

17.           The Maker hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or Federal Court over any action to enforce or collect this Note, and the Maker further irrevocably consents to the service of process in any such action by the mailing of a copy of such process to the Maker at its address set forth above or to the last known address of the Maker in the records of the Payee.

18.           If the Payee has not received the full amount of any payment by the end of ten (10) calendar days after the date it is due, Maker will pay a late charge to the Payee.  The amount of the charge will be five and 00/100 (5.00%) percent of Maker’s total overdue payment of any principal, interest and tax and insurance escrow.

19.           Maker shall have the right to prepay, in whole or in part, the obligations due under this Note.

  IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Philip Jones
Name:	Philip Jones
Title:	CFO